EXHIBIT 99.1
Wintrust Financial Corporation
9700 West Higgins Road, Rosemont, Illinois 60018

News Release

FOR IMMEDIATE RELEASE                        October 28, 2021

FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Website address: www.wintrust.com

WINTRUST FINANCIAL CORPORATION ANNOUNCES CASH DIVIDENDS
AND NEW SHARE REPURCHASE AUTHORIZATION

ROSEMONT, ILLINOIS — Wintrust Financial Corporation (“Wintrust” or the “Company”) (Nasdaq: WTFC) today announced that the Company’s Board of Directors approved a quarterly cash dividend of $0.31 per share of outstanding common stock. The dividend is payable on November 26, 2021 to shareholders of record as of November 11, 2021.
Additionally, the Company’s Board of Directors approved quarterly cash dividends on outstanding shares of the Company’s 6.50% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D and of the Company’s 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E. Each dividend is payable on January 15, 2022 to shareholders of record as of January 1, 2022.
Additionally, the Company’s Board of Directors authorized the repurchase of up to $200 million of the Company’s common stock. This authorization is incremental to the authorization remaining of approximately $23 million under the previous program, which was approved in the fourth quarter of 2019. Repurchases under such programs are subject to regulatory limitations and will be determined by the Company’s management based on their evaluation of market conditions, share price and other factors. Repurchases may occur from time to time in open market purchases, block transactions, accelerated share repurchase programs or similar vehicles, or in privately negotiated transactions. The share repurchase program may be suspended or discontinued at any time.
About Wintrust
Wintrust is a financial holding company with assets of over $47 billion whose common stock is traded on the NASDAQ Global Select Market. Built on the "HAVE IT ALL" model, Wintrust offers sophisticated technology and resources of a large bank while focusing on providing service-based community banking to each and every customer. Wintrust operates fifteen community bank subsidiaries, with over 170 banking locations located in the greater Chicago and southern Wisconsin market areas. Additionally, Wintrust operates various non-bank business units including business units which provide commercial and life insurance premium financing in the United States, a premium finance company operating in Canada, a company providing short-term accounts receivable financing and value-added out-sourced administrative services to the temporary staffing services industry, a business unit engaging primarily in the origination and purchase of residential mortgages for sale into the secondary market throughout the United States, and companies providing wealth management services and qualified intermediary services for tax-deferred exchanges.

Forward-Looking Information
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and actual events or results may differ materially. Wintrust's plans with regard to the share repurchase program are subject to a number of risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Wintrust's most recent Annual Report on Form 10-K and Wintrust’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made and Wintrust undertakes no duty to update the information.
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